EXHIBIT 99.1

For immediate release:

World Am and Select University Technologies, Its Strategic Partner, Restructure Their Senior Managements to Better Capitalize on Experiences and Strengths

NEWPORT BEACH, Calif. - Sept. 8, 2008 -- To better capitalize on the experiences and strengths of two of its most senior members, the Board of Directors of World Am, Inc. (OTCBB: WDAM), and its strategic partner, Select University Technologies, Inc. (SUTI), today announced immediate new management roles for Mr. Robert A. Hovee and Dr. C. Robert Kline, intended to accelerate growth for both organizations.

Dr. Kline, a veteran technology evaluator and government program manager, who joined World Am in November, 2007 as Chief Financial Officer and a Director, has been elected to succeed Mr. Hovee as Chairman & CEO. Concurrently, Mr. Hovee will become Chairman & CEO of Diversified Emerging Technologies, Inc., a private company controlled by SUTI and currently in the process of being funded.

Dr. Kline has more than 40 years of experience in technology selection and planning. He has helped launch products in the generation and storage of energy, information, telecommunications, and manufacturing technologies, for such governmental agencies as the Departments of Defense, Commerce and Energy, and the FBI.

He is Chairman & President of KTC Global, Inc., headquartered in Washington, and Kline Technical Consulting, LLC. KTC Global has two operating subsidiaries, one in the U.S.A. and the other in Europe. Included in those extensive operations are efforts to broaden the international marketing of sensor products and security - providing important new opportunities under his leadership to expand the scope of market penetration and revenue potential on an international basis for World Am’s two operating subsidiaries - Senz-It, Inc. and Isotec, Inc.

Mr. Hovee, who became Chairman & CEO of World Am in November 2005, is the founder and CEO of RAH Consulting Group, Inc., a private company focused on new product development, strategic planning, organizational issues, operations and international marketing. He has been an active private investor, board member and advisor to early-stage technology companies for the past 15 years. Prior to this, he was Chairman & CEO of Life Support Products, Inc., a private medical technology venture he led for 11 years, repositioning it from a struggling specialty paramedic burn products company to become an international leader in emergency medical products. The company was sold in 1993 to a NASDAQ level firm. Earlier, Mr. Hovee held increasing levels of responsibility with such firms as Atari’s personal computer group, Allergan Pharmaceuticals, Inc, Spalding Sports Worldwide, and Boise Cascade Corporation. He currently is a member of the board of directors of three privately held companies - Xpert Technologies, Inc., Select University Technologies, Inc., and Metagenics, Inc.

This extensive managerial and technical expertise will now be applied to Mr. Hovee’s new role as Chairman and CEO of SUTI’s Diversified Emerging Technologies, Inc. There will be three companies in this corporation: Mac Vision Corp, with a focus on developing eye glasses for age-related macular degeneration, Titan Folding Technologies, which will introduce a new generation of stronger, lighter and lower cost structural panel materials, and Aqua Star, Inc., which will develop and market a “green” air conditioner.

“I will remain active during the transition to assist Dr. Kline in his new role as Chairman & CEO of World Am,” Mr. Hovee said. “At the same time, I look forward to managing the development and marketing of excitingly diversified and emerging technologies represented by the three new operating units that comprise Diversified Emerging Technologies. My personal transition to a more active daily role in SUTI’s continually evolving capabilities is very gratifying to me, as I have been involved in its growth for the past nine years, both as a board member and investor.”

“During the past three years of Bob Hovee’s stewardship, World Am has succeeded in becoming a company with an outstanding future,” said Dr. Kline. “In that time he has personally raised nearly $4 million to strengthen our two operating units, generated contracts, settled litigation very favorable to World Am, appointed a new auditing firm and external general counsel, quadrupled sales of the Isotec subsidiary to bring it to profitability, and helped launch the Senz-It product line, which should begin providing a second revenue stream for the company as its products begin to be distributed into multiple markets.”

“We now need Bob to immediately apply his talents with the same intensity on behalf of Diversified Emerging Technologies,” said Fred T. Rogers, Founder and President of SUTI, which controls the company. “With the total repositioning of World Am’s future during Bob’s tenure, Dr. Kline can now steer its vital and ongoing missions with an expanded international perspective.”

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements are further qualified by other factors including, but not limited to those, set forth in the World Am, Inc. Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact: World Am, Inc. Investor Relations, 951-279-8884